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                                                                    Exhibit 3.2

                          CERTIFICATE OF AMENDMENT
                          OF AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION


Genentech, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Genentech, Inc. resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by changing "Section 4.01(a)" of the Article thereof numbered "4" so that, as amended, said Section of said Article shall be and read as follows:

          "Section 4.01.  CAPITAL STOCK.   (a)  The Corporation is
      authorized to issue two classes of stock to be designated, respectively, preferred stock and common stock. The total number of shares which the Corporation is authorized to issue is one billion three hundred million (1,300,000,000) shares. One hundred million (100,000,000) shares shall be designated preferred stock, par value $0.02 per share ("Preferred Stock"). One billion two hundred million (1,200,000,000) shares shall be designated common stock, par value $0.02 per share ("Common Stock"). The Common Stock of the Corporation shall be all of one class."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the regular meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Genentech, Inc. has caused this Certificate of Amendment to be signed by Stephen G. Juelsgaard, an Authorized Officer, this 10th day of May, 2001.

                                        GENENTECH, INC.


                                        By:  /s/ Stephen G. Juelsgaard
                                             --------------------------------
                                        Name:  Stephen G. Juelsgaard
                                        Title: Senior Vice President, General
                                               Counsel and Secretary